Exhibit 99.1

OMVS Enters Into Binding Agreement With Robotic Assistance Devices

Henderson NV, May 11, 2017 -- (MARKET WIRE) – On the Move Systems (OMVS: OTCPK) is pleased to announce that it has entered into a binding letter of intent with Robotic Assistance Devices (RAD - www.roboticassistancedevices.com) to acquire 100% of RAD. According to the binding LOI, RAD and OMVS will enter into a definitive agreement within the next 90 days to consummate the acquisition. “This acquisition is expected to generate significant value for OMVS,” said Garett Parsons, President and CEO of OMVS, “RAD has tremendous growth opportunity, has a growing backlog of over one million dollars in orders and has garnered significant interest among the Fortune 500 community.”

RAD is specialized in the delivery of artificial intelligence and robotic solutions for operational, security and monitoring needs. RAD is initially targeting the security industry, which uses electronic systems, and approximately 1.1 million security guards in the US. The RAD robot security guard solution combines the best of both solutions to provide superior security at a price that delivers to its clients an immediate ROI.

RAD’s robotic unit is a fully autonomous unmanned ground vehicle that can perform 80% of the tasks of a human security guard at less than half the cost. It incorporates advanced intelligence to augment traditional patrolling services by detecting humans and vehicles while initiating the standard operating procedures much like a human security guard. It operates up to 12 hours without recharging and continuously patrols in any weather environment, including rain, snow, gusty wind and temperatures ranging from -10° F to 125° F. The security robot incorporates automatic obstacle avoidance sensors, two-way audio, panic button and on-board 360 degree video surveillance to create situational awareness much greater than any other type of solution. It integrates with leading video management solutions and supports other business systems for special equipment, sensor integration and advanced software development. Data is also captured and stored in the cloud for long-term data and video retention.

RAD currently has a sales pipeline of over 50 Fortune 500 companies and over 25 qualified dealers and distributors that have a combined customer base of more than 35,000 end user corporations.

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CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release other than statements of historical fact are “forward-looking statements” that are based on current expectations and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, but not limited to, the following: the ability of On the Move Systems to provide for its obligations, to provide working capital needs from operating revenues, to obtain additional financing needed for any future acquisitions, to meet competitive challenges and technological changes, and other risks. On the Move Systems undertakes no duty to update any forward-looking statement(s) and/or to confirm the statement(s) to actual results or changes in On the Move Systems expectations.

Investor Relations:

Everest Corporate Advisors Inc.

Jack Thompson

www.everestcorp.net

702-902-2361